SAVIENT PHARMACEUTICALS

SECOND QUARTER 2010

CONFERENCE CALL - AUGUST 4, 2010

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen and thank you for standing by. Welcome to the Savient Pharmaceuticals' Second Quarter 2010 Financial Results conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will be given at that time. As a reminder, this conference may be recorded.

I would now like to introduce your host for today, Mr. Philip Yachmetz, Senior Vice President and General Counsel for Savient Pharmaceuticals. Sir, please go ahead.

Philip K. Yachmetz, Senior Vice President and General Counsel

Thank you. Good morning and welcome to Savient Pharmaceuticals' second quarter 2010 financial results conference call. Last evening we issued a press release providing financial results and highlights for the second quarter of 2010. This press release is also available on our website at www.savient.com

Before today's call, I would like to read our Safe Harbor statement. Comments made during this conference call will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of Savient Pharmaceuticals. In particular, we need to stress that when we discuss information regarding the FDA's review of our resubmitted KRYSTEXXA or pegloticase biologics license application, or BLA, and whether the BLA resubmission combined with the submissions made or planned by our third-party API contract manufacturer fully addresses the deficiencies and observations raised and provides the additional materials requested in the complete response letter that we received from the FDA on July 31, 2009, the status of our remediation efforts by our third-party contractor of the 483 deficiencies previously cited by the FDA, any data concerning the efficacy and safety of KRYSTEXXA, our preparations for regulatory submissions for KRYSTEXXA outside the United States, our work with secondary supply sources and the potential for FDA marketing approval for KRYSTEXXA as well as other related matters, no inference of the overall success with respect to these matters can be implied, as they are subject to a number of risks and uncertainties.

We encourage you to review the Company's filings with the Securities and Exchange Commission including, without limitation, our quarterly report on Form 10-Q for the second quarter of 2010, which will be filed in the next couple of days and the press release issued by the Company on August 3, 2010, which identify important factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of this live broadcast, August 4th, 2010. We undertake no obligation to revise or update our statements to reflect events or circumstances that occur after the date of this conference call.

Joining me on the call this morning is Paul Hamelin, our President; and David Gionco, Group Vice President and Chief Financial Officer.

Before I turn the call over to Paul, I would like to take a moment to remind listeners that we will continue to have no further comments at this time with regard to the announcement made last quarter regarding the strategic direction of the Company. Savient's Board of Directors determined after a careful and thorough evaluation of potential strategic alternatives for Savient and with input from its financial advisors that assuming the KRYSTEXXA BLA is approved by the FDA, a sale of Savient post-approval would be the best way to realize the full global commercial potential of KRYSTEXXA and would be the optimal outcome for the company's shareholders and other stakeholders.

As Savient pursues this strategy, as well as works its way through the next few weeks of the FDA review process for our KRYSTEXXA BLA, we must emphasize that it would be very detrimental to the Company's efforts to have any public disclosure or discussion of the status or progress of the process, the likelihood or timing of a sale transaction or the status of the FDA review of the KRYSTEXXA BLA until such time as there is an announcement to be made for general consumption. As a result, while Savient and its Board of Directors wished to make its announcement last quarter in order to help our investors understand our strategic plan and provides periodic updates on the FDA review process during these regularly scheduled Earnings Conference calls, we do not plan to make any further announcements or engage in any discussions regarding our strategic efforts and direction or the status of the FDA review until and unless a definitive agreement providing for the sale of Savient is executed or we have received formal communication from the FDA with respect to its decision on the KRYSTEXXA BLA.

I would also like to remind the listeners that this also means that we will not be attending or appearing at various investor conferences in the coming months and will limit our discussions with analysts and investors to a strictly limited time following this conference call and following any future scheduled and announced conference calls.

At this time, I would like to turn the call over to Paul Hamelin.

Paul Hamelin, President

Thank you, Philip, and good morning, everyone. Thank you for joining us.

Today, I would like to discuss the key accomplishments that we achieved during the second quarter of 2010, and I think we have had a very productive quarter, and then I'm going to turn the call over to David Gionco, our Chief Financial Officer, who will review the financial results for the second quarter. We will then open up the call for a brief question and answer session.

As many of you may know, after acceptance of our resubmission of our BLA for KRYSTEXXA by the FDA in March of this year, we received a PDUFA date of September 14th. Since receipt of that notification, we have continued to interact with the FDA and, in our opinion, the dialog with the FDA has remained positive, collaborative and productive as we move into the last 5 weeks of the regulatory review process.

As we reported in our press release last evening, on July 28th, we submitted to the FDA the final three-month and six-month stability data for the pegloticase API drug substance validation batches that we manufactured late in October 2009 and also submitted with the final KRYSTEXXA drug product manufactured from those same validation batches in November. This was the final data package necessary for the FDA to complete its evaluation and review of our KRYSTEXXA BLA. All stability data is within our proposed acceptance criteria of assays that the FDA requested as part of our ongoing stability program. And we believe the data just submitted is consistent with what we've seen previously with the Phase 3 clinical lot which has been stable for over 3 years. I would like to remind you that we submitted this data to the FDA in response to the agency's request made during our September 2009 Type "A" meeting. At that meeting, the FDA did not want Savient to delay our KRYSTEXXA resubmission while we waited for the 6 month stability data. They recommended we resubmit early, which we did back in March, and then send the stability data no later than 30 days prior to the assigned PDUFA date which would provide them adequate time to review the data. A senior FDA official at that Type A meeting then asked his colleagues, if Savient were to follow this guidance and this submission plan, would they all be able to review the submission in time to hit the PDUFA date. The answer from the members in attendance was, yes.

We exceeded the FDA's request by having filed this data, forty-nine days prior to the PDUFA date versus their 30 day request. As a result we believe, we have provided the FDA with almost 3 extra weeks of review time on this stability data as part of its evaluation for the BLA which should be well within its review process time-wise to allow for a September 14th PDUFA action date. Over time we have had many inquiries about the stability data, so please recall from our earlier conference calls that based upon our conversations with the FDA, with the three and six months real-time stability data that we just submitted on the validation batches and the over 36 months of stability from several other batches that we previously produced, we believe that we're well positioned to receive at least 18 to 24 months of final product dating or shelf life as part of the approval process for the KRYSTEXXA BLA, but of course it's always the final determination is in the hands of the FDA.

Over the last few months we continue to manufacture additional commercial batches of KRYSTEXXA to support a U.S. launch and foreseeable market demand beyond the initial launch period. Combining existing finished KRYSTEXXA drug product already on hand here in the United States, with bulk pegloticase drug substance product currently at Sigma-Tau awaiting final vial fill-finish, by the time the PDUFA action date arrives or shortly thereafter, we will have a total of 7 batches of finished KRYSTEXXA product in the United States. This is more than adequate quantities to support a launch and the foreseeable market demand and we will continue to schedule additional batches of KRYSTEXXA to be manufactured in the 4th quarter of this year. On a going forward basis, our primary API manufacturing partner and fill-finish organization has adequate capacity to continue to supply bulk and finished product not only to support a U.S. launch but also launches on a global basis.

Speaking of our primary API manufacturing partner, Bio-Technology General Ltd or BTG as we refer to them, we are very pleased with the results of their remediation actions. BTG has provided documentation including pictures, charts, diagrams and analytical data in five substantive reports that have been submitted over the last 8 months to the FDA. We believe the remediation steps taken by BTG and its continuing commitments are fully addressing the concerns identified during the FDA's Pre-Approval Inspection in June of 2009.

Let us provide you a little more color on the basis for our belief that we have effectively addressed the FDA's concerns. As you are aware, one of the open items from the FDA which was specified in the Complete Response Letter we received last July, was the need to remediate the deficiencies and observations raised by the FDA in its June 2009 Pre-Approval Inspection. To resolve these open issues BTG and Savient brought in outside experts to create a plan that we committed to which included a total quality improvement program and we agreed to provide extensive remediation reports with complete supporting documentation on the progress every other month to the FDA. In November, again in December, again in February, again in April and again in June we provided the FDA with these detailed reports and supporting documentation demonstrating the remediation of these manufacturing issues and an update on the total quality improvement plan. As many of you will recall, in February of this year, after the November and December reports had been submitted we received an unsolicited letter from the FDA stating that the corrective actions implemented and documented in the November and December reports by BTG and continuing additional commitments made by BTG in those reports appeared to address the FDA's concerns. The FDA also stated in its February letter that it will verify these corrective actions and additional commitments during the FDA's next GMP inspection of BTG's facility.

Most recently, late last week we received an email communication from the FDA's review team project manager responding to our inquiry seeking clarification as to whether the FDA intends to re-inspect BTG's facility prior to the September 14th PDUFA action date. The email states that an FDA re-inspection of BTG is not planned in support of the KRYSTEXXA BLA prior to the PDUFA action date.

While our principal objective as a company is to obtain regulatory approval of KRYSTEXXA here in the United States, we have continued to make significant progress in other strategic areas that we believe will strengthen the value and expand the market opportunity of this asset such as a filing in Europe. Now European regulations are of course different than here in the United States and the European health authorities require a pre-agreed upon pediatric investigational plan or PIP prior to accepting a Marketing Authorization Application or an MAA for review. This is a major gating event in the filing for submission of an MAA in Europe. We have filed a Pediatric Investigational Plan to the EU authorities several weeks ago. We have received comments on the proposed plan from the EMA Committee. From our review and analysis of these comments, we anticipate that we will provide our final response to the Committee shortly and we believe we will obtain a positive ruling with respect to a pediatric investigational plan. This PIP approval when received will enable us to advance our plan for a centralized European filing late this year.

We continue to believe that KRYSTEXXA represents the first-ever approach to disease modification for patients who suffer with chronic gout that's refractory to conventional therapy. As part of the US approval preparedness plan, we have initiated key strategic initiatives for presenting scientific data in support of a potential product launch in the United States. In doing so, we've actually submitted a total of seven abstracts that include data from our open label extension program to the American College of Rheumatology for acceptance at their annual meeting in November. Additionally, we've already submitted three manuscripts to leading scientific peer reviewed publications and within a few weeks we will submit up to three more manuscripts to peer reviewed journals. If published, we believe these new data will be well-received by the physician population and the chronic gout patients refractory to conventional therapy who currently have no other treatment options available to them. We continue to believe that if approved, there will be rapid expansion of this market as patients and physicians seek out new life-altering therapies.

As we are now approaching the final 5 weeks towards our September 14th PDUFA action date, we as a company continue to remain diligent in our efforts of working with the FDA through the final stages of our regulatory review process, sustain our commercial launch readiness plan and to advance activities associated with a centralized filing in the EU. We believe these core activities will lead to sustainable results that will enhance the value of KRYSTEXXA and will increase value to our shareholders, patients and other stakeholders as we move towards our previously announced strategic objectives for the Company.

David, at this time, I'd like to turn the call over to you to give our colleagues a financial update.

David Gionco, Group Vice President, Chief Financial Officer and Treasurer

Thanks Paul.

Let's review the financial results for the second quarter and six months ended June 30, 2010 that we reported in last night's press release. Since I will only be discussing highlights from our financial results, I refer you to our quarterly report on Form 10-Q, when filed, for more specifics and details.

We ended the second quarter of 2010 with $89 million dollars in cash and short-term investments, a decrease of $6 million dollars for the quarter. During the quarter, an investor exercised its warrant to purchase 406 thousand shares of our common stock where we received cash proceeds from this exercise of $4.2 million dollars. These warrants were issued in connection with our April 2009 registered direct offering.

The net loss for the second quarter of 2010 was $5.0 million dollars or 7 cents per share, compared with a net loss of $54.8 million dollars or 92 cents per share for the second quarter a year ago. Significantly offsetting our net loss for the quarter is a non-cash gain of $6.2 million dollars, or 10 cents per share, due to a valuation adjustment on our warrant liability. On a non-Generally Accepted Accounting Principles basis and excluding the $6.2 million dollar valuation adjustment on our warrant liability, our net loss for the second quarter of 2010 was $11.2 million dollars, or 17 cents per share, compared with a non-GAAP net loss for the second quarter of 2009 of $18.9 million dollars, or 32 cents per share.

The net loss for the first six months of 2010 was $13.3 million dollars or 20 cents per share, compared with a net loss of $76.8 million dollars, or $1 dollar and 35 cents per share, for the first six months of 2009.

Looking more closely at the details, total Revenues, for the second quarter of 2010 were $1 million dollars, an increase of $300 thousand dollars from the same period in 2009. Revenues for the first six months of 2010 were $2.1 million dollars, also an increase of $300 thousand dollars from the same period in the prior year. Our Revenues consist of product sales of Oxandrin, our branded drug that promotes weight gain following involuntary weight loss, and oxandrolone, our authorized generic equivalent of Oxandrin.

Research and Development expenses were $7.2 million dollars in the second quarter of 2010, down from $11.6 million dollars in the second quarter of 2009, a decrease of $4.4 million dollars. The lower expenses were primarily due to higher prior year costs of $2.0 million dollars for consulting services primarily associated with our preparation for the June 2009 FDA Advisory Committee meeting for KRYSTEXXA, coupled with $1.1 million dollars in higher outside laboratory testing services also in the prior year supporting our Open Label Extension clinical study for KRYSTEXXA.

Year-to-date R&D expenses were $13.6 million dollars, or $10.8 million dollars lower than 2009. The reasons for this decrease are mostly consistent with the reasons just discussed for the quarter. In addition, the lower year-to-date R&D expenses resulted from a decrease in current year compensation expense as a result of lower headcount and from our reduction in force initiative in 2009.

Selling, General and Administrative expenses were $4.6 million dollars in the second quarter of 2010, a decrease of approximately $2.8 million dollars from the second quarter of 2009. The decrease was primarily due to higher prior year marketing expenses of $2.0 million dollars related to the preparation for the possible commercial launch of KRYSTEXXA in the prior year.

Year-to-date Selling, General and Administrative expenses were $9.5 million dollars, $7.4 million dollars lower than 2009. The reasons for the decreased expenses are mostly consistent with what was just discussed for the quarter. Additionally, compensation expenses were lower year over year due to the reduction in force initiative implemented in September 2009.

To summarize, we believe we are financially well positioned to sustain operations. We have substantially lowered our operating costs during the first six months of 2010 resulting in a reduction in our cash burn and will continue to remain financially prudent in regards to cost containment as we monitor our liquidity and cash position on a go forward basis. Our financial resources will allow us to sustain our operations through the regulatory review process for KRYSTEXXA and to support the ongoing projects and initiatives of our strategic plan.

This concludes the financial portion of the conference call. I'd like to now turn the call back over to Paul.

Paul Hamelin, President

Thank you, David.

In summary, one, operationally we've continued to manage operations and expenditures in a fiscally sound manner to ensure our ability to sustain and advance all of our key initiatives; second, on the KRYSTEXXA BLA front, in our opinion our dialog with the FDA has remained positive, collaborative and productive and our submission of the pegloticase and KRYSTEXXA six month stability data last week; third, we believe that we have addressed each issue set forth by the FDA in the Complete Response Letter from last July; and fourth, we also believe that the remediation steps taken by our primary API manufacturer, BTG, and its continuing commitments have addressed the FDA's concerns identified during its inspection last June. Through the coming weeks we look forward to continuing our interactions with the FDA and to our upcoming PDUFA action date just 5 weeks away.

Amy, can I turn the call over to you to open the line for Q&A?

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] and our first question comes from Salveen Kochnover of Collins Stewart. Your line is open.

Q - Salveen Kochnover: Hi, good morning. It's Laura on behalf of Salveen. I just wanted to ask you, I know there has been some changes at the FDA with regards to the rheumatology division. And I was wondering if you have any concern that that's going to affect the timing of the KRYSTEXXA approval?

A - Paul Hamelin: Good morning, Salveen. Thanks for the question. Yes, we've actually talked about in the past that the arthritis division has merged if you will with the pulmonary division it still remains under the leadership of Dr. Curtis Rosebaugh, he heads up both of these divisions now and Dr. Rosebaugh was at our advisory committee and then in addition to that several people at the review division still remain responsible for this overall application in PDUFA date. So I don't think any of the changes that have gone on will substantially impact the PDUFA timeline as we go forward.

Q - Salveen Kochnover: Okay. Great, thank you.

Operator: Our next question comes from Andrew Vaino of Roth Capital Partners. Your line is open.

Q - Andrew Vaino: Hey just a quick question, you mentioned that you had an adequate number of doses in the United States. Can you comment on specifically how many doses this amounts to?

A - Paul Hamelin: Yeah, Andrew, other than just updating everyone that we've got seven batches that we've prepared for commercial launch, we've really given quantities of how much a batch contains. That would be a little bit of giving forward guidance I think if we gave that kind of level of data. So I appreciate the question, but I'm going to have to take a pass on giving you an idea of how large the batches are.

Q - Andrew Vaino: Okay. And secondly, how is the tech transfer going from the BTG facility in Israel?

A - Paul Hamelin: Yeah, the tech transfer has gone well into Diosynth which is a secondary API source manufacturer for us. So that tech transfer has substantially complete several weeks ago, several months ago actually.

Q - Andrew Vaino: So when do you expect to be up and running now?

A - Paul Hamelin: Yeah, we're in the process of doing validation batches as we speak.

Q - Andrew Vaino: Okay. Great. Thank you.

Operator: Our next question comes from Eric Schmidt of Cowen & Company. Your line is open.

Q - Eric Schmidt : Good morning. Thanks for all the updates. Paul appreciate your assurances on the fact that the FDA won't delay the filing due to the recent -- the submission of stability data. Do you have any sense that they won't also characterize as a major amendment some of your submissions on safety or the REMS program or anything else?

A - Paul Hamelin: Yeah, Eric, the safety update, the REMS materials, package insert, all of those were part of the original submission back in March of this year, and that was actually required for us to send in that information in March, directly because it was identified in the complete response as to what we needed to submit. So, again all that information went in in March. We've not submitted amendments to those documents to this point in time.

Q - Eric Schmidt : Okay, thanks. And then I was hoping you could outline for us a little bit more about the EMEA pathway here. I understand that the PIP is limiting and that you're hopeful to get clearance on that in the short term here, but what else actually you need to do following the PIP to actually file?

A - Paul Hamelin: Yeah, there is some -- you kind of think of the filing in three areas here getting ready for Europe. One is the PIP which we've outlined, the second step is actually for us finishing what we call our 407 report. 407 is the number we assigned to the open label extension. When we file in Europe the filing actually will be more complete if you will or more robust than the filing that we originally put it in in 2008 with the FDA because we now have the ability in this filing in Europe to not only provide the Phase 3 studies 405 and 406, but the complete 407 open label extension.

So our next point is that in the EMEA filing we will give all clinical efficacy and safety data in our resubmission. So that's another important integration step that we're completing in the next few weeks. And then the third component of that is we do need some additional expert opinions to accompany those filings and so we're working with experts in Europe to help us in that endeavor.

Q - Eric Schmidt: And did I hear you correctly that the entire filing will go in, you think by year-end or was it just to have a plan for the submission by year-end?

A - Paul Hamelin: No, we are -- we're attempting to file the application with the totality of the data by year-end.

Q - Eric Schmidt: Okay. And then last question, could you update us on any commercial activities or readiness that you might be doing if any?

A - Paul Hamelin: Well, again in the context of our expressed strategic direction that we announced in May and we reiterate that we think the best action plan for the company is the sale of the company post approval, or post PDUFA. Within that context we think that any potential acquirer wants and would like to be able to potentially launch this product as rapidly as possible.

So as a result we continue to keep very important commercial activities evolving forward and that's actually what I was trying to refer to in my pre-prepared remarks about the importance of providing more scientific data to ACR, of getting upwards of six manuscripts submitted to peer review journals, that's an important part of if you will launch activities is to continue to have very extensive publication plan. And so we continue commercial activities like that, that I think continue to add value to anyone who'd be interested in acquiring the company.

Q - Eric Schmidt : But other than scientific publications, limited other activities, Paul?

A - Paul Hamelin: Well, I mean relatively speaking, yes, limited other activities. I mean, I'll give you another example, which I highlighted, is we continue to manufacture commercial batches of product and we'll continue to do commercial batches in the fourth quarter. All of that is part of launch preparedness and post launch preparedness.

Q - Eric Schmidt : Okay. Great. Thanks a lot and good luck.

Operator: Our next question comes from Joseph Schwartz of Leerink Swann. Your line is open.

Q - Joseph Schwartz: Good morning. I was wondering since this is somewhat of a dynamic situation with respect to your strategic plans and then we're counting down to the PDUFA, which is coming up pretty soon. Will you be announcing a price after approval, how will you handle that pricing decision, are you going out to payers now or it seems fairly unique since you will contemporaneously, presumably be in discussions with multiple parties, who will be doing the analysis which could influence the price for the company?

A - Paul Hamelin: Well, Joe, in general companies can have conversations with payers whether they be private or public without having to express prices. And so those activities are important in all companies, preparedness for launch. Typically then companies post PDUFA or post approval, when they begin to introduce product into the market, that's the time or the point in time when a price needs to be disclosed publicly. And, so we'll continue to work through our processes here and will announce the price at the appropriate time just prior probably to submitting or shipping product as we go forward.

Q - Joseph Schwartz: And with that are you contemplating that you would ship the product or will you not ship product because your goal is to have your acquirer own the product and you'd be part of them?

A - Philip Yachmetz: Joe, this is Phil. I think it would be premature for us to speculate as to the exact timing of events after approval given the announced strategy for the company. But we're mindful of the normal operating procedures for a company, once they get approval in terms of timing for shipment and pricing announcements and so forth and we'll be guided accordingly in the context of other things going on with the company.

Q - Joseph Schwartz: Okay. And can I just clarify the -- what you said about the FDA reinspection not planned in support of KRYSTEXXA BLA, prior to the action date, does that officially mean that they are not requiring it or that they're just not planning it and there could be a delay or something like that?

A - Paul Hamelin: Yeah, again, Joe, what I would first of all say is, again, late last week we received an e-mail communication from the FDA project team manager, responding to our enquiry where we were seeking clarification as to whether the FDA intends to reinspect the facility prior to the PDUFA. The e-mail then stated that the FDA reinspection of BTG is not planned in support of the BLA prior to the PDUFA action date.

Q - Joseph Schwartz: Okay. Thank you.

Operator: Our next question comes from Gene Mack of Soleil Securities. Your line is now open.

Q - Gene Mack: Thanks for taking the question. Just want to follow-up on earlier what you were talking about commercial activity and I think what you said in the past is that regardless of where you stood strategically that you planned to have a fairly significant presence at ACR this year, that you'd be planning along those lines, is that still the case?

A - Paul Hamelin: Yeah, I think Gene by the fact that we submitted seven abstracts to ACR this year is indicative of the fact that we think ACR is a very timely and important Congress for us. I mean that is the largest U.S. rheumatology meeting that's held every year and we think with a PDUFA action date on the 14th, should we get approved, that's an important date to get information out to rheumatologists in the launch process. So, we continue to plan for activities for ACR and that's clearly demonstrated by the fact that we submitted seven different abstracts and we hope to have a very successful ACR.

Q - Gene Mack: Okay and can you give us some idea - I know you recently received the one e-mail from FDA, but can you give us an idea - have you guys had pretty, fairly frequent interaction with FDA since its reorganization or has it just been -- how much interaction have you had with FDA since the division's reorganized?

A - Paul Hamelin: In the past, you know, we never go through a tremendous amount of details of our interactions with the FDA. But since we have filed our application back in March, we continue to interact in our opinion, the dialog with the FDA's remained very positive, collaborative and productive, right up until today, and so we hope that that continues here in the next remaining five weeks. But you know it's been a consistent normal good interactive level over the what, four and a half months since we filed the application.

Q - Gene Mack: And then just finally can you give us an idea longer term of how the two facilities BTG and Diosynth might wind-up working in terms of manufacturing KRYSTEXXA. Is it your desire to -- is it like where BTG will remain the primary facility or at some point will that switch over to Diosynth, they'll be the primary with some sort of back up there?

A - Paul Hamelin: Yep, our plans have always been and remain to have our current API manufacturer, BTG and our current fill finisher Sigma-Tau to be the primary supplier of product around the world and that's central to our FDA applications that's in and that will go in as the supplier and producer of bulk and fill finisher for the European application. Over time, after hopefully approval of both in the U.S. and in Europe we will then take the opportunity for submitting in SBLA to then hopefully have Diosynth and another fill finisher become a secondary supplier or backup supplier to our global needs and global demands. We've -- as I said earlier in my comments though too we really believe that the current supply from BTG and Sigma-Tau are very much adequate to handle global launches and product supplies for the next few years. And so again we just think from a business standpoint it's prudent to have a backup or a secondary supplier that's approved in many markets around the world.

Operator: Our next question comes from Kim Lee of Global Hunter Securities. Your line is open.

Q - Kim Lee: Good morning. Just a couple of quick questions on will there be any follow-up on patients on the extension studies and do you foreseeing in that any additional amendments to safety -- to the FDA?

A - Paul Hamelin: Kim, last year in July -- July of 2009, we stopped the drug exposure portion of the open label extension. So for all intents and purposes patients were no longer receiving drug. At that point in time from July to the end of December we continued to follow and collect data on these patients for the six months that they were drug free immediately following that course within that study. That data, the totality of that safety data was submitted to the FDA in March. And you'll recall at the time in March, we said that the safety data of now the totality of the open label extension was very similar to the Phase 3 data that we had already submitted and was reviewed by the FDA and Advisory Committee. And then we didn't see any additional safety signals, we didn't see any difference in profile and we didn't see any difference as patients remained on drug for in this case we had almost 63 patients who've been on drug two to 2.5 years. So there was no increased safety risk by being on longer-term therapy. So all the safety data is in, it's been in the FDA for the last few months and it looks very consistent with everything that we've reported prior to this point in time.

Q - Kim Lee: Great. And have you had any follow-up label discussions with the FDA?

A - Paul Hamelin: Well, again other than the comments that we made in general about, we've had a very good productive dialog through the course of the last few months and the fact that we've mentioned, we got an e-mail about the -- agency doesn't believe there is a need to reinspect the facility prior to PDUFA. Other than those comments, we really don't want to -- and historically have not commented on any kinds of dialogs that may be ongoing or anything like that. I think as you can probably appreciate this close to PDUFA date five weeks away, call me conservative or superstitious but I think I just want to be a little bit cautious here in the remaining five weeks as we approach the PDUFA date.

Q - Kim Lee: Thank you.

A - Paul Hamelin: Okay.

Operator: Our next question comes from Katherine Xu of Wedbush Securities. Your line is open.

Q - Katherine Xu: Sorry, I jumped on the call a bit late. So could I ask the question in another way, have you received any increase or demands from the FDA that you think you won't be able to address by the PDUFA so far?

A - Paul Hamelin: Katherine, again, as you would expect through the course of our review, we've had questions raised and we've responded to the FDA through those. But last remaining important information that's been requested was the six-month stability data and that data went in on July 28. So, we've provided the FDA not only their 30 days that they had requested us to review the stability data, but we've actually added almost 3 weeks additional review time so we've substantially responded to any and all enquiries over the last few months that the agency has raised and with the last component being an important one, which is the stability data that went in on the 28th of July.

Q - Katherine Xu: Thank you.

Operator: Thank you. Our next question comes from Carol Werther of Summer Street. Your line is open.

Q - Carol Werther: Thanks for taking my question. Could you describe in a little bit more detail when you think the pivotal trial results will be published?

A - Paul Hamelin: Yeah, good morning Carol. As I was indicating, we've submitted three manuscripts already to peer review journals, and we've got three more. Each peer review journal has a different timeframe and process with which they review and either accept or decline. So, I think it's very difficult for me to give you any kind of specificity as to when we think these manuscripts will get published.

I think the importance is that we're submitting them now and then just, again, depending on the journal, some of those can get published in relatively short time, relatively short time might be 3 months, 4 months, an intermediate time, 6 months, 8 months or a longer timeframe of 8 to 12. We think by submitting 6 different manuscripts, what we will do, should they all be accepted, is that we'll have a steady flow of peer review journals coming up through the, toward the end of 2010 and throughout 2011, which we think is very important commercially to do.

Q - Carol Werther: And then with the abstracts filed to the ACR, will we see what happens to the patients after they come off KRYSTEXXA in the open label? I assume that gradually their uric acid levels start to increase again?

A - Paul Hamelin: Yeah, in some of these abstracts, not all, but in some, there are updates from the open label extension, and I think that will continue to flesh out, if you will, what happens with these patients. We know, as I was stating earlier, from a safety standpoint the drug continues to be very safe in these patients and just qualitatively from an efficacy standpoint, we know these patients are receiving outstanding benefit because they continue to want to remain on therapy. And that's what I was indicating earlier, where we end up with, I think in total now we had almost 47, 48% of patients who started on the trial remained on drug for over 18 months and we had 27%, no actually closer to 30%, who've been on drug for between 2 and 2.5 years. So I think that's a testimony to the safety and the efficacy of the drug.

Q - Carol Werther: Thank you.

Operator: Our next question comes from Steve Byrne of Merrill Lynch. Your line is open.

Q - Steve Byrne: Hi, thanks, Paul. Presumably you have some patients that were not in these open label extension trials and are interested in returning to KRYSTEXXA therapy, and you would have clinicians that participated in those trials that would also require no selling pressure to move product. Would you consider selling some product to these folks if your negotiations for a company sale drag out, just to register some quick sales?

A - Paul Hamelin: Steve, I certainly appreciate and understand your inquiry. We, as a company, are very mindful of the fact that this is an orphan drug, it is disease modifying in these patients, and as I think we've all seen the results, it is life changing. So we are very conscious of our obligation as a biotech or a biopharmaceutical company for the need to be able to provide patients access to this drug as quickly as we can.

Other than saying that, we will attempt to do so and we'll just have to wait and see how events and timelines play itself out as we go forward post PDUFA. But we are concerned, and we do want to help these needy patients who have approached us, and we know there are patients who really want on this therapy as quickly as they can. But we'll attempt to accommodate that however we can as we continue through this process.

Q - Steve Byrne: Okay. And then, at EULAR there was a poster on Rasburicase for tophaceous gout, and I was wondering what your sense is among European rheumatologists about the awareness or interest level in using Rasburicase, it has a short half-life. But what do you think the awareness level is for this for treating gout and what limits its utilization more broadly?

A - Paul Hamelin: So, Steve, just so I understand the question, what limits the use of Rasburicase? [inaudible]

Q - Steve Byrne: Yes.

A - Paul Hamelin: So let me start from that aspect of it. Rasburicase itself is first of all indicated for tumor lysis syndrome. It's a very short course of therapy, its 5 days. The reason why it's 5 days, and in tumor lysis syndrome, is because this is the naked enzyme. It's the raw uricase protein, and it is highly antigenic and any time beyond 5 doses and, even in fact even within 5 dose exposures on 5 consecutive days for patients, you can end up with frank anaphylaxis. So, it's a very difficult to manage drug.

I think what was reported at EULAR has been actually some information that's been available for about 2 years, and basically there were some attempts to use it in very small numbers of patients in gout to see if it could have some disease-modifying benefits.

But everyone, [inaudible] and now I'm going to transition from just that report to almost all rheumatologists in Europe and certainly all rheumatologists here in the United States, recognized the much increased safety risk of using Rasburicase on anything other than short-term, 1-time use in tumor lysis syndrome.

And that's why there's so much excitement, both in Europe and here in the U.S., with getting KRYSTEXXA out on the market, because this clearly is a more sustained and safer approach to treatment, to treating chronic gout in patients who are refractory to conventional therapy.

The enthusiasm here in the United States in the rheumatology community is much higher right now because the prospects of approval are closer and more imminent, but believe me in all the market research that we've conducted in Europe and all the thought leaders that we interact with in Europe, they're equally excited and anxious to begin utilizing the product whenever they can.

Q - Steve Byrne: Thank you.

A - Paul Hamelin: I would also, Steve, just want to comment and only get asked this about market size. Market size in Europe is actually larger than the market opportunity here in the United States and so we continue to think that in the future, Europe will be a very, very important market for KRYSTEXXA.

Amy, any other questions?

Operator: I'm sorry, no additional questions, sir.

Paul Hamelin, President

Okay, all right. With that, I want again thank everyone for joining us here this morning and we're going to conclude our second quarter earnings call. Thanks everybody. Have a great day.

Operator: Ladies and gentlemen this does conclude today's conference. Thank you for your participation, and have a wonderful day. You may all disconnect.